Exhibit 99.1

January 22, 2019	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Fourth Quarter and Annual Earnings of
$1.21 and $4.71 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter and Year Ended December 31, 2018:

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Significant Unusual Income or Expense Items: During the three months ended December 31, 2018, the Company recorded interest income of $673,000 as a result of an interest rate swap which the Company entered into on October 6, 2018.  The terms of the swap require the Company to pay a variable rate of one-month LIBOR (adjusted monthly) and receive a fixed rate of 3.018% from its counterparty in the transaction.  In conjunction with this derivative transaction, the Company paid a one-time fee to its advisors of $388,000, which was included in Non-Interest Expense – Legal and Professional Fees. The net impact of these items, after the effect of the full tax rate for the Company, increased earnings per common share by approximately 1.5 cents.  In future periods, the positive interest income impact of the net swap payments will be reduced, or may become negative, if one-month LIBOR rates increase from levels that were in place during the fourth quarter of 2018.

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Total Loans:  Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $472.3 million, or 10.8%, from December 31, 2017, to December 31, 2018 and increased $116.1 million from September 30, 2018.  This increase was primarily in construction loans, commercial real estate loans, one- to four-family residential mortgage loans and other residential (multi-family) loans.  During the year ended December 31, 2018, the FDIC-acquired loan portfolios decreased $42.0 million and consumer auto loans decreased $103.6 million.  Outstanding net loan receivable balances increased $262.7 million, from $3.73 billion at December 31, 2017 to $3.99 billion at December 31, 2018 and increased $46.2 million from September 30, 2018.

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Asset Quality:  Non-performing assets and potential problem loans, excluding those acquired in FDIC-assisted transactions (which are accounted for and analyzed as loan pools rather than individual loans), totaled $15.1 million at December 31, 2018, a decrease of $20.7 million from $35.8 million at December 31, 2017 and down $4.1 million from $19.2 million at September 30, 2018.  Non-performing assets at December 31, 2018 were $11.8 million (0.25% of total assets), down $16.0 million from $27.8 million (0.63% of total assets) at December 31, 2017 and down $4.1 million from $15.9 million (0.35% of total assets) at September 30, 2018.

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Net Interest Income: Net interest income for the fourth quarter of 2018 increased $5.3 million to $44.6 million compared to $39.3 million for the fourth quarter of 2017.  Net interest income was $43.0 million for the third quarter of 2018.  Net interest margin was 4.07% for the quarter ended December 31, 2018, compared to 3.75% for the quarter ended December 31, 2017 and 4.02% for the quarter ended September 30, 2018.  The increase in net interest margin compared to the prior year fourth quarter is primarily due to increased yields in most loan categories and higher overall yields on investments and interest-earning deposits at the Federal Reserve Bank, partially offset by an increase in the average interest rate paid on deposits and FHLBank advances.  The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 14, 7 and 14 basis points for the quarters ended December 31, 2018, December 31, 2017, and September 30, 2018, respectively.  For further discussion of the additional yield accretion of the discount on acquired loan pools, see “Net Interest Income.”

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Capital:  The capital position of the Company remains strong.  At December 31, 2018, the Company’s tangible common equity to tangible assets ratio was 11.2%. On a preliminary basis, as of December 31, 2018, the Company’s Tier 1 Leverage Ratio was 11.7%, Common Equity Tier 1 Capital Ratio was 11.4%, Tier 1 Capital Ratio was 11.9%, and Total Capital Ratio was 14.4%.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended December 31, 2018, were $1.21 per diluted common share ($17.3 million available to common shareholders) compared to $0.86 per diluted common share ($12.2 million available to common shareholders) for the three months ended December 31, 2017.

Preliminary earnings for the year ended December 31, 2018, were $4.71 per diluted common share ($67.1 million available to common shareholders) compared to $3.64 per diluted common share ($51.6 million available to common shareholders) for the year ended December 31, 2017.

For the quarter ended December 31, 2018, annualized return on average common equity was 13.34%, annualized return on average assets was 1.50%, and net interest margin was 4.07%, compared to 10.37%, 1.10% and 3.75%, respectively, for the quarter ended December 31, 2017.  For the year ended December 31, 2018, return on average common equity was 13.46%; return on average assets was 1.49%; and net interest margin was 3.99% compared to 11.32%, 1.16% and 3.74%, respectively, for the year ended December 31, 2017.

President and CEO Joseph W. Turner commented, “We continued this year’s solid performance in the fourth quarter. Core earnings were strong, driven by loan growth, a stable margin and expense containment. Core net interest margin for the fourth quarter 2018 was 3.93%, which was 25 and five basis points higher than the year ago quarter and the linked quarter, respectively. The primary driver of the core margin expansion versus the linked quarter was interest income related to the interest rate swap we initiated in October 2018, equating to approximately six basis points. Non-interest expenses were lower than fourth quarter 2017 and slightly higher than third quarter 2018 as we continue focusing on efficiencies and cost containment. The efficiency ratio was 55.6% for the fourth quarter.

“Commercial real estate and construction loan production was strong, with outstanding net loan balances for all categories increasing by $46 million during the quarter. From the end of 2017, outstanding net loan balances increased $263 million, or 7%. Healthy loan demand continues throughout the franchise’s footprint amid fierce competition. Our newest loan production offices, in Atlanta and Denver, are now open and are expected to add opportunities for quality loan growth.”

Turner continued, “During the fourth quarter 2018, we experienced further improvement in the non-performing assets category, primarily due to the sale of $3.9 million in foreclosed real estate assets. Non-performing assets decreased by $16 million during 2018 and were $11.8 million at December 31, 2018. The level of problem assets remained very low at the end of 2018.”

Selected Financial Data:
(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net interest income	$44,556	$39,273	$168,192	$155,156
Provision for loan losses	1,950	1,950	7,150	9,100
Non-interest income	7,220	7,374	36,218	38,527
Non-interest expense	28,773	29,284	115,310	114,261
Provision for income taxes	3,765	3,207	14,841	18,758
Net income and net income available to common shareholders	$17,288	$12,206	$67,109	$51,564

Earnings per diluted common share	$1.21	$0.86	$4.71	$3.64

NET INTEREST INCOME

Net interest income for the fourth quarter of 2018 increased $5.3 million to $44.6 million compared to $39.3 million for the fourth quarter of 2017.  Net interest margin was 4.07% in the fourth quarter of 2018, compared to 3.75% in the same period of 2017, an increase of 32 basis points.  For the three months ended December 31, 2018, the net interest margin increased five basis points compared to the net interest margin of 4.02% in the three months ended September 30, 2018, primarily as a result of increased yields in most loan categories and higher overall yields on investments and interest-earning deposits at the Federal Reserve Bank, partially offset by an increase in the average interest rate on deposits and borrowings. The increase in the margin from the prior year fourth quarter was primarily the result of increased yields in most loan categories and higher overall yields on investments and interest-earning deposits at the Federal Reserve Bank and an increase in the additional yield accretion recognized in conjunction with updated estimates of the fair value of the acquired loan pools compared to the prior year period, partially offset by an increase in the average interest rate on deposits and borrowings.  The average interest rate spread was 3.79% for the three months ended December 31, 2018, compared to 3.58% for the three months ended December 31, 2017 and 3.76% for the three months ended September 30, 2018.

Net interest income for the year ended December 31, 2018 increased $13.0 million to $168.2 million compared to $155.2 million for the year ended December 31, 2017.  Net interest margin was 3.99% in the year ended December 31, 2018, compared to 3.74% in the year ended December 31, 2017, an increase of 25 basis points.  The average interest rate spread was 3.75% for the year ended December 31, 2018, compared to 3.59% for the year ended December 31, 2017.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans.  The notional amount of the swap is $400 million with a termination date in October 2025.  Under the terms of the swap, the Company receives a fixed rate of interest of 3.018% and pays a floating rate of interest equal to one-month USD-LIBOR.  The floating rate resets monthly and net settlements of interest due to/from the counterparty also occur monthly.  The initial floating rate of interest was set at 2.277%, with monthly adjustments to the floating rate occurring after that time.  To the extent that the fixed rate continues to exceed one-month USD-LIBOR, the Company will receive net interest settlements, which will be recorded as loan interest income.  If one-month USD-LIBOR exceeds the fixed rate of interest in future periods, the Company will be required to pay net settlements to the counterparty and will record those net payments as a reduction of interest income on loans.  The Company recorded loan interest income of $673,000 in the three months ended December 31, 2018.

The Company’s net interest margin has been positively impacted by significant additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the FDIC-assisted transactions. On an on-going basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates increased during the current and prior periods presented below, based on payment histories and reduced credit loss expectations. This resulted in increased income that has been spread, on a level-yield basis, over the remaining expected lives of the loan pools (and, therefore, has decreased over time).  Additional estimated cash flows (reclassification of discounts from non-accretable to accretable) totaling approximately $1.2 million and $5.2 million were recorded in the three months and year ended December 31, 2018, respectively, related to these acquired loan pools.

The impact of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

	Three Months Ended
	December 31, 2018		December 31, 2017
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$1,482	14 bps	$776	7 bps
Non-interest income	—		—
Net impact to pre-tax income	$1,482		$776

	Year Ended
	December 31, 2018		December 31, 2017
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$5,134	12 bps	$5,014	12 bps
Non-interest income	—		(634)
Net impact to pre-tax income	$5,134		$4,380

Because these adjustments will be recognized generally over the remaining lives of the loan pools, they will impact future periods as well.  The remaining accretable yield adjustment that will affect interest income is $2.7 million.  Of the remaining adjustments affecting interest income, we expect to recognize $2.0 million of interest income during 2019.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin for the three months and year ended December 31, 2018, increased 25 and 25 basis points, respectively, when compared to the year-ago periods.  The increase in net interest margin in the three month and annual periods is primarily due to increased yields in most loan categories and higher overall yields on investments and interest-earning deposits at the Federal Reserve Bank, partially offset by an increase in the average interest rate on deposits and FHLB advances and short-term borrowings.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended December 31, 2018, non-interest income decreased $154,000 to $7.2 million when compared to the quarter ended December 31, 2017, primarily as a result of the following item:

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Net gains on loan sales:  Net gains on loan sales decreased $458,000 compared to the prior year quarter.  The decrease was due to a decrease in originations of fixed-rate loans during the 2018 period compared to the 2017 period.  Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market. In 2018, the Company originated more variable-rate single-family mortgage loans, which have been retained in the Company’s portfolio.

For the year ended December 31, 2018, non-interest income decreased $2.3 million to $36.2 million when compared to the year ended December 31, 2017, primarily as a result of the following items:

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2017 gain on early termination of FDIC loss sharing agreements for Inter Savings Bank:  In 2017, the Company recognized a one-time gross gain of $7.7 million from the termination of the loss sharing agreements for Inter Savings Bank, which was recorded in the gain on termination of loss sharing agreements line item of the consolidated statements of income for the year ended December 31, 2017.

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Net gains on loan sales:  Net gains on loan sales decreased $1.4 million compared to the prior year.  The decrease was due to a decrease in originations of fixed-rate loans during 2018 compared to 2017.  Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market. In 2018, the Company originated more variable-rate single-family mortgage loans, which have been retained in the Company’s portfolio.

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Late charges and fees on loans:  Late charges and fees on loans decreased $609,000 compared to the prior year.  The decrease was primarily due to fees totaling $632,000 on loan payoffs received on four loan relationships in 2017 which were not repeated in 2018.

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Other income:  Other income decreased $695,000 compared to the prior year period.  The decrease was primarily due to income from interest rate swaps entered into in 2017, the receipt of approximately $260,000 more income related to the exit of certain tax credit partnerships in 2017 compared to 2018 and $250,000 less in merchant card services fees compared to 2017.

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Sale of Omaha-area banking centers:  On July 20, 2018, the Company closed on the sale of four banking centers in the Omaha, Neb., metropolitan market.  The Bank sold branch deposits of approximately $56 million and sold substantially all branch-related real estate, fixed assets and ATMs.   The Company recorded a pre-tax gain of $7.4 million on the sale during the year ended December 31, 2018.

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Amortization of income related to business acquisitions:  Because of the termination of the remaining loss sharing agreements in June 2017, the net amortization expense related to business acquisitions was $-0- for the year ended December 31, 2018, compared to $486,000 for the year ended December 31, 2017, which reduced non-interest income by that amount in the previous year.

NON-INTEREST EXPENSE

For the quarter ended December 31, 2018, non-interest expense decreased $511,000 to $28.8 million when compared to the quarter ended December 31, 2017, primarily as a result of the following item:

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Expense on foreclosed assets and repossessions:  Expense on foreclosed assets decreased $791,000 compared to the prior year quarter primarily due to increased net gains on sales of foreclosed assets and repossessions in the 2018 period and lower repossession and collection expenses.

For the year ended December 31, 2018, non-interest expense increased $1.0 million to $115.3 million when compared to the year ended December 31, 2017, primarily as a result of the following items:

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Net occupancy and equipment expense:  Net occupancy expense increased $1.0 million in the year ended December 31, 2018 compared to the year ended December 31, 2017.  This increase was primarily due to increased expenses related to hardware and software costs for loan loss accounting and commercial loan systems and data servers at the Company’s disaster recovery site, increased depreciation expense for upgraded ATM/ITM machines, deconversion expenses related to the sale of the Omaha-area banking centers and repairs and maintenance costs for various banking centers.

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Expense on foreclosed assets and repossessions:  Expense on foreclosed assets increased $990,000 compared to the prior year primarily due to the valuation write-down of certain foreclosed assets during the second quarter 2018, totaling approximately $2.1 million, partially offset by gains on sales of foreclosed assets and repossession in 2018 and lower repossession and collection expenses in 2018.

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Legal, audit and other professional fees:  Legal, audit and other professional fees increased $561,000 in the year ended December 31, 2018 compared to the 2017 year. The increase was primarily due to fees for professional services related to process improvement initiatives, fees paid to advisors for the negotiation and implementation of derivative transactions, consulting fees related to the ongoing implementation of an accounting system which will be utilized for the new loan loss accounting standard and legal costs related to the sale of the Omaha-area banking centers.

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Other operating expenses:  Other operating expenses decreased $691,000 in the year ended December 31, 2018 compared to the 2017 year.  During 2017, the Company incurred a $340,000 prepayment penalty when FHLB advances totaling $31.4 million were repaid prior to maturity, which was not repeated in the 2018 period.  In addition, the Company experienced significantly lower debit card and check fraud losses in 2018 compared to 2017.

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Office supplies and printing expense:  Office supplies and printing expense decreased $399,000 in the year ended December 31, 2018 compared to the 2017 year.  During 2017 the Bank incurred printing and other costs totaling $373,000 related to the replacement of a portion of customer debit cards with chip-enabled cards, which was not repeated in the current year.

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Partnership tax credit:  Partnership tax credit expense decreased $355,000 in the year ended December 31, 2018 compared to the 2017 year.  The Company periodically invests in certain tax credits and amortizes those investments over the period that the tax credits are used.  The tax credit period for certain of these credits ended in 2017 and so the final amortization of the investment in those credits also ended in 2017.

The Company’s efficiency ratio for the quarter ended December 31, 2018, was 55.57% compared to 62.78% for the same quarter in 2017.  The improvement in the ratio in the 2018 three month period was primarily due to an increase in net interest income, along with a decrease in non-interest expense.  The Company’s ratio of non-interest expense to average assets decreased from 2.63% for the three months ended December 31, 2017, to 2.49% for the three months ended December 31, 2018.  The decrease in the current three month period ratio was due to the decrease in non-interest expense in the 2018 period compared to the 2017 period.  Average assets for the quarter ended December 31, 2018, increased $156.8 million, or 3.5%, from the quarter ended December 31, 2017, primarily due to organic loan growth  and increases in investment securities.  The Company’s efficiency ratio for the year ended December 31, 2018, was 56.41% compared to 58.99% for 2017.  The improvement in the ratio in 2018 was primarily due to an increase in net interest income, partially offset by a decrease in non-interest income and an increase in non-interest expense.  In the year ended December 31, 2018, the Company’s efficiency ratio was positively impacted by the significant gain recorded related to the sale of the Bank’s branches and related deposits in Omaha, Neb.  In the year ended December 31, 2017, the Company’s efficiency ratio was positively impacted by the significant gain recorded related to the termination of the InterSavings Bank loss sharing agreements.  The Company’s ratio of non-interest expense to average assets was 2.56% for each of the years ended December 31, 2018 and 2017.  Average assets for the year ended December 31, 2018, increased $43.1 million, or 1.0%, from the year ended December 31, 2017, primarily due to organic loan growth, partially offset by decreases in investment securities and other interest-earning assets.

INCOME TAXES

On December 22, 2017, H.R.1, originally known as the Tax Cuts and Jobs Act (the “Act”), was signed into law. Among other things, the Act permanently lowers the corporate federal income tax rate to 21% from the prior maximum rate of 35%, effective for tax years including or commencing January 1, 2018.  The Company currently expects its effective tax rate (combined federal and state) to decrease from approximately 26.7% in 2017 to approximately 17.0% to 18.5% in 2018 and future periods, mainly as a result of the Act.

For the three months ended December 31, 2018 and 2017, the Company's effective tax rate was 17.9% and 20.8%, respectively.  For the years ended December 31, 2018 and 2017, the Company's effective tax rate was 18.1% and 26.7%, respectively.  These effective rates were lower than the statutory federal tax rates of 21% (2018) and 35% (2017), due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans which reduced the Company’s effective tax rate.  The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pre-tax income.  The Company's effective income tax rate is currently expected to continue to be less than the statutory rate due primarily to the factors noted above.

CAPITAL

As of December 31, 2018, total stockholders’ equity and common stockholders’ equity were $532.0 million (11.4% of total assets), equivalent to a book value of $37.59 per common share.  Total stockholders’ equity and common stockholders’ equity at December 31, 2017, were $471.7 million (10.7% of total assets), equivalent to a book value of $33.48 per common share.  At December 31, 2018, the Company’s tangible common equity to tangible assets ratio was 11.2%, compared to 10.5% at December 31, 2017.

On a preliminary basis, as of December 31, 2018, the Company’s Tier 1 Leverage Ratio was 11.7%, Common Equity Tier 1 Capital Ratio was 11.4%, Tier 1 Capital Ratio was 11.9%, and Total Capital Ratio was 14.4%.  On December 31, 2018, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 12.2%, Common Equity Tier 1 Capital Ratio was 12.4%, Tier 1 Capital Ratio was 12.4%, and Total Capital Ratio was 13.3%.

During the three months and year ended December 31, 2018, the Company repurchased 17,542 shares of its common stock at an average price of $51.52 per share.

LOANS

Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $472.3 million, or 10.8%, from December 31, 2017, to December 31, 2018.  This increase was primarily in construction loans ($349 million), commercial real estate loans ($136 million), one- to four-family residential mortgage loans ($89 million) and other residential (multi-family) loans ($39 million).  These increases were partially offset by decreases in consumer auto loans ($104 million) and commercial business loans ($31 million).  The FDIC-acquired loan portfolios had net decreases totaling $42.0 million during the year ended December 31, 2018.

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	December 31, 2016
Closed loans with unused available lines
Secured by real estate (one- to four-family)	$150,948	$151,880	$144,994	$138,375	$133,587	$123,433
Secured by real estate (not one- to four-family)	11,063	13,179	15,306	12,382	10,836	26,062
Not secured by real estate - commercial business	87,480	92,229	104,749	108,262	113,317	79,937

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	37,162	26,470	31,221	29,757	20,919	10,047
Secured by real estate (not one-to four-family)	906,006	838,962	830,592	749,926	718,277	542,326

Loan Commitments not closed
Secured by real estate (one-to four-family)	24,253	30,226	47,040	37,144	23,340	15,884
Secured by real estate (not one-to four-family)	104,871	180,552	128,200	200,192	156,658	119,126
Not secured by real estate - commercial business	405	11,521	—	12,995	4,870	7,022

	$1,322,188	$1,345,019	$1,302,102	$1,289,033	$1,181,804	$923,837

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes is sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  The levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended December 31, 2018, was unchanged at $2.0 million when compared with the quarter ended December 31, 2017.  At December 31, 2018 and December 31, 2017, the allowance for loan losses was $38.4 million and $36.5 million, respectively.  Total net charge-offs were $1.0 million and $1.7 million for the quarters ended December 31, 2018 and 2017, respectively.  During the quarter ended December 31, 2018, $1.0 million of the total $1.0 million of net charge-offs were in the consumer auto category, with other loan categories experiencing net charge-offs and recoveries which substantially offset each other.  Total net charge-offs were $5.2 million and $10.0 million for the year ended December 31, 2018 and 2017, respectively.  During the year ended December 31, 2018, $3.9 million of the $5.2 million of net charge-offs were in the consumer auto category.  In response to a more challenging consumer credit environment, the Company tightened its underwriting guidelines on automobile lending in the latter part of 2016.  Management took this step in an effort to improve credit quality in the portfolio and reduce delinquencies and charge-offs.  This action also reduced origination volume and, as such, the outstanding balance of the Company's automobile loans declined approximately $104 million in the year ended December 31, 2018.  We expect further declines in the automobile loan outstanding balance in 2019.  In addition, six commercial loan relationships amounted to $1.3 million of the total charge-offs during the year ended December 31, 2018.  Charge-offs were partially offset by recoveries on multiple loans during the quarter and the year.  General market conditions and unique circumstances related to individual borrowers and projects contributed to the level of provisions and charge-offs.  As assets were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

In June 2017, the loss sharing agreements for Inter Savings Bank were terminated.  In April 2016, the loss sharing agreements for Team Bank, Vantus Bank and Sun Security Bank were terminated.  Loans acquired from the FDIC related to Valley Bank did not have a loss sharing agreement.  All acquired loans were grouped into pools based on common characteristics and were recorded at their estimated fair values, which incorporated estimated credit losses at the acquisition date.  These loan pools are systematically reviewed by the Company to determine the risk of losses that may exceed those identified at the time of the acquisition.  Techniques used in determining risk of loss are similar to those used to determine the risk of loss for the legacy Great Southern Bank portfolio, with most focus being placed on those loan pools which include the larger loan relationships and those loan pools which exhibit higher risk characteristics.  Review of the acquired loan portfolio also includes review of financial information, collateral valuations and customer interaction to determine if additional reserves are warranted.

The Bank’s allowance for loan losses as a percentage of total loans, excluding FDIC-acquired loans, was 0.99%, 1.01% and 1.00% at December 31, 2018, December 31, 2017 and September 30, 2018, respectively.  Management considers the allowance for loan losses adequate to cover losses inherent in the Bank’s loan portfolio at December 31, 2018, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If economic conditions were to deteriorate or management’s assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank, InterBank and Valley Bank non-performing assets, including foreclosed assets and potential problem loans, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below. These assets were initially recorded at their estimated fair values as of their acquisition dates and are accounted for in pools; therefore, these loan pools are analyzed rather than the individual loans.  The performance of the loan pools acquired in each of the five transactions has been better than expectations as of the acquisition dates.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding all FDIC-assisted acquired assets, at December 31, 2018 were $11.8 million, a decrease of $16.0 million from $27.8 million at December 31, 2017 and a decrease of $4.1 million from $15.9 million at September 30, 2018.  Non-performing assets, excluding all FDIC-assisted acquired assets, as a percentage of total assets were 0.25% at December 31, 2018, compared to 0.63% at December 31, 2017 and 0.35% of total assets at September 30, 2018.

Compared to December 31, 2017, non-performing loans decreased $5.0 million to $6.3 million at December 31, 2018, and foreclosed assets decreased $11.1 million to $5.5 million at December 31, 2018.  Compared to September 30, 2018, non-performing loans decreased $175,000 and foreclosed assets decreased $3.9 million at December 31, 2018.  Non-performing one- to four-family residential loans comprised $2.7 million, or 42.3%, of the total $6.3 million of non-performing loans at December 31, 2018, a decrease of $87,000 from September 30, 2018.  Non-performing consumer loans comprised $1.8 million, or 28.8%, of the total non-performing loans at December 31, 2018, an increase of $28,000 from September 30, 2018.  Non-performing commercial business loans comprised $1.4 million, or 22.8%, of the total non-performing loans at December 31, 2018, a decrease of $153,000 from September 30, 2018.  Non-performing commercial real estate loans comprised $334,000, or 5.3%, of the total non-performing loans at December 31, 2018, a decrease of $12,000 from September 30, 2018.

Compared to September 30, 2018, potential problem loans increased $50,000 to $3.3 million at December 31, 2018.  The small increase during the quarter was due to the addition of $131,000 of loans to potential problem loans, partially offset by $44,000 in payments, $33,000 in loans moved to non-performing loans and $4,000 in loans being removed from potential problem loans.

Activity in the non-performing loans category during the quarter ended December 31, 2018, was as follows:

	Beginning Balance, October 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge-Offs	Payments	Ending Balance, December 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	49	—	—	—	—	—	49
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	2,751	109	(81)	—	—	(3)	(112)	2,664
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	346	—	—	—	—	—	(12)	334
Commercial business	1,590	—	—	—	—	—	(153)	1,437
Consumer	1,788	639	—	(6)	(86)	(320)	(199)	1,816

Total	$6,475	$797	$(81)	$(6)	$(86)	$(323)	$(476)	$6,300

At December 31, 2018, the non-performing one- to four-family residential category included 28 loans, two of which were added during the current quarter.  The largest relationship in this category was added in 2017 and included nine loans totaling $1.3 million, or 48.4% of the total category, which are collateralized by residential rental homes in the Springfield, Mo. area. The non-performing commercial business category included five loans.  The largest relationship in this category, which was added during the first quarter of 2018, totaled $1.1 million, or 78.6% of the total category.  This relationship is collateralized by an assignment of an interest in a real estate project.  The non-performing consumer category included 176 loans, 56 of which were added during the current quarter, and the majority of which are indirect used automobile loans.

Activity in the potential problem loans category during the quarter ended December 31, 2018, was as follows:

	Beginning Balance, October 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge-Offs	Payments	Ending Balance, December 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	4	—	(4)	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,054	3	—	—	—	—	(13)	1,044
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	1,945	124	—	—	—	—	(16)	2,053
Commercial business	—	—	—	—	—	—	—	—
Consumer	250	4	—	(33)	—	—	(15)	206

Total	$3,253	$131	$(4)	$(33)	$—	$—	$(44)	$3,303

At December 31, 2018, the commercial real estate category of potential problem loans included two loans, one of which was added during the current quarter.  The largest relationship in this category, which totaled $1.9 million, or 93.9% of the total category, is collateralized by a mixed use commercial retail building.  The one- to four-family residential category of potential problem loans included 18 loans, one of which was added during the current quarter. The consumer category of potential problem loans included 18 loans, two of which were added during the current quarter.

Activity in foreclosed assets and repossessions during the quarter ended December 31, 2018, excluding $1.4 million in foreclosed assets related to loans acquired in FDIC-assisted transactions and $1.6 million in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, October 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, December 31
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	2,264	—	(1,129)	—	(43)	1,092
Land development	4,495	—	(1,258)	—	(46)	3,191
Commercial construction	—	—	—	—	—	—
One- to four-family residential	657	—	(388)	—	—	269
Other residential	—	—	—	—	—	—
Commercial real estate	1,002	—	(886)	—	(116)	—
Commercial business	—	—	—	—	—	—
Consumer	1,020	1,615	(1,707)	—	—	928

Total	$9,438	$1,615	$(5,368)	$—	$(205)	$5,480

Excluding the consumer category, during the three months ended December 31, 2018, the Company reduced its foreclosed assets by $3.7 million through asset sales.  At December 31, 2018, the land development category of foreclosed assets included seven properties, the largest of which was located in the Branson, Mo. area and had a balance of $913,000, or 28.6% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 66.8% was located in the Branson, Mo. area, including the largest property previously mentioned.  The subdivision construction category of foreclosed assets included seven properties, the largest of which was located in the Branson, Mo. area and had a balance of $350,000, or 32.1% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 65.0% is located in Branson, Mo., including the largest property previously mentioned.  The amount of additions and sales under consumer loans are due to a higher volume of repossessions of automobiles, which generally are subject to a shorter repossession process.  The Company experienced increased levels of delinquencies and repossessions in indirect and used automobile loans throughout 2016 and 2017.  The level of delinquencies and repossessions in indirect and used automobile loans decreased in 2018.  The commercial real estate category of foreclosed assets had a zero balance at December 31, 2018.  The two previously remaining properties, which totaled $1.0 million, were sold during the current quarter, and a write-down of $116,000 was recorded on one of the sold properties.

BUSINESS INITIATIVES

During the fourth quarter 2018, the Company opened a commercial loan production office in Atlanta, Ga., and Denver, Colo. Each office is managed by a local and highly-experienced commercial lender. The Company also operates commercial loan production offices in Chicago, Dallas, Omaha, Neb., and Tulsa, Okla.

As part of the Company’s ongoing performance evaluation, the retail banking center network continues to evolve. In April 2019, the Company expects to consolidate its Fayetteville, Ark., banking center into its Rogers, Ark., office, approximately 20 miles away. The Fayetteville office opened in 2014 and has not met expectations. After this consolidation, the Company will operate one Arkansas banking center, in Rogers.

The Company will host a conference call on Wednesday, January 23, 2019, at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) to discuss fourth quarter and annual 2018 preliminary earnings. Individuals interested in listening to the conference call may dial 1.833.832.5121 and enter the passcode 9867369. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 99 retail banking centers in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska and commercial lending offices in Atlanta, Chicago, Dallas, Denver, Omaha, Neb., and Tulsa, Okla. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) the possibility that the changes in non-interest income, non-interest expense and interest expense actually resulting from Great Southern Bank's recently completed transaction with West Gate Bank might be materially different from estimated amounts; (ii) the possibility that the actual reduction in the Company’s effective tax rate expected to result from H. R. 1, formerly known as the “Tax Cuts and Jobs Act” (the “Tax Reform Legislation”) might be different from the reduction estimated by the Company; (iii) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's  merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iv) changes in economic conditions, either nationally or in the Company's market areas; (v) fluctuations in interest rates; (vi) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (vii) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (viii) the Company's ability to access cost-effective funding; (ix) fluctuations in real estate values and both residential and commercial real estate market conditions; (x) demand for loans and deposits in the Company's market areas; (xi) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xii) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xiii) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and its implementing regulations, the overdraft protection regulations and customers' responses thereto and the Tax Reform Legislation; (xiv) changes in accounting principles, policies or guidelines; (xv) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xvi) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, changes its business mix, increase its allowance for loan losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xvii) costs and effects of litigation, including settlements and judgments; and (xviii) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated.  Financial data at all dates and for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included.  The results of operations and other data for the three months and years ended December 31, 2018 and 2017, and the three months ended September 30, 2018, are not necessarily indicative of the results of operations which may be expected for any future period.

	December 31,	December 31,
	2018	2017
Selected Financial Condition Data:	(In thousands)

Total assets	$4,676,200	$4,414,521
Loans receivable, gross	4,034,810	3,769,294
Allowance for loan losses	38,409	36,492
Other real estate owned, net	8,440	22,002
Available-for-sale securities, at fair value	243,968	179,179
Deposits	3,738,107	3,597,144
Total borrowings	384,494	324,097
Total common stockholders’ equity	531,977	471,662
Non-performing assets (excluding FDIC-assisted transaction assets)	11,780	27,830

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2018	2017	2018	2017	2018
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$56,140	$46,537	$205,949	$183,061	$52,982
Interest expense	11,584	7,264	37,757	27,905	9,997
Net interest income	44,556	39,273	168,192	155,156	42,985
Provision for loan losses	1,950	1,950	7,150	9,100	1,300
Non-interest income	7,220	7,374	36,218	38,527	14,604
Non-interest expense	28,773	29,284	115,310	114,261	28,309
Provision for income taxes	3,765	3,207	14,841	18,758	5,464
Net income and net income available to common shareholders	$17,288	$12,206	$67,109	$51,564	$22,516

	At or For the Three Months Ended		At or For the Year Ended		At or For the Three Months Ended
	December 31,		December 31,		September 30,
	2018	2017	2018	2017	2018
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$1.21	$0.86	$4.71	$3.64	$1.57
Book value	$37.59	$33.48	$37.59	$33.48	$35.90

Earnings Performance Ratios:
Annualized return on average assets	1.50%	1.10%	1.49%	1.16%	1.99%
Annualized return on average common stockholders’ equity	13.34%	10.37%	13.46%	11.32%	17.80%
Net interest margin	4.07%	3.75%	3.99%	3.74%	4.02%
Average interest rate spread	3.79%	3.58%	3.75%	3.59%	3.76%
Efficiency ratio	55.57%	62.78%	56.41%	58.99%	49.16%
Non-interest expense to average total assets	2.49%	2.63%	2.56%	2.56%	2.50%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered/previously covered loans)	0.99%	1.01%	0.99%	1.01%	1.00%
Non-performing assets to period-end assets	0.25%	0.63%	0.25%	0.63%	0.35%
Non-performing loans to period-end loans	0.16%	0.30%	0.16%	0.30%	0.16%
Annualized net charge-offs to average loans	0.10%	0.18%	0.13%	0.26%	0.14%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	December 31, 2018	December 31, 2017	September 30, 2018
Assets
Cash	$110,108	$115,600	$99,044
Interest-bearing deposits in other financial institutions	92,634	126,653	109,777
Cash and cash equivalents	202,742	242,253	208,821

Available-for-sale securities	243,968	179,179	191,251
Held-to-maturity securities	—	130	—
Mortgage loans held for sale	1,650	8,203	3,474
Loans receivable (1), net of allowance for loan losses of $38,409 – December 2018; $36,492 – December 2017; $37,497 – September 2018	3,989,001	3,726,302	3,942,766
Interest receivable	13,448	12,338	13,008
Prepaid expenses and other assets	55,336	47,122	41,116
Other real estate owned and repossessions (2), net	8,440	22,002	12,844
Premises and equipment, net	132,424	138,018	133,319
Goodwill and other intangible assets	9,288	10,850	9,613
Federal Home Loan Bank stock	12,438	11,182	14,918
Current and deferred income taxes	7,465	16,942	12,956

Total Assets	$4,676,200	$4,414,521	$4,584,086

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$3,738,107	$3,597,144	$3,595,665
Federal Home Loan Bank advances	—	127,500	240,000
Securities sold under reverse repurchase agreements with customers	105,253	80,531	112,184
Short-term borrowings	179,625	16,604	1,360
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	73,842	73,688	73,804
Accrued interest payable	3,570	2,904	3,013
Advances from borrowers for taxes and insurance	5,092	5,319	8,858
Accounts payable and accrued expenses	12,960	13,395	15,301
Total Liabilities	4,144,223	3,942,859	4,075,959

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding December 2018, December 2017 and September 2018 – -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding December 2018 – 14,151,198 shares; December 2017 – 14,087,533 shares; September 2018 – 14,153,290 shares	142	141	142
Additional paid-in capital	30,121	28,203	29,553
Retained earnings	492,087	442,077	480,027
Accumulated other comprehensive gain (loss)	9,627	1,241	(1,595)
Total Stockholders’ Equity	531,977	471,662	508,127

Total Liabilities and Stockholders’ Equity	$4,676,200	$4,414,521	$4,584,086

(1)
At December 31, 2018, December 31, 2017 and September 30, 2018, includes loans, net of discounts, totaling $167.6 million, $209.7 million and $177.1 million, respectively, which were acquired in FDIC-assisted transactions and are accounted for under ASC 310-30.

(2)
At December 31, 2018, December 31, 2017 and September 30, 2018, includes foreclosed assets, net of discounts, totaling $1.4 million, $3.8 million and $1.8 million, respectively, which were acquired in FDIC-assisted transactions.  In addition, at each of December 31, 2018, December 31, 2017 and September 30, 2018, includes $1.6 million of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2018	2017	2018	2017	2018
Interest Income
Loans	$53,779	$44,920	$198,226	$176,654	$51,063
Investment securities and other	2,361	1,617	7,723	6,407	1,919
	56,140	46,537	205,949	183,061	52,982
Interest Expense
Deposits	8,899	5,495	27,957	20,595	7,352
Federal Home Loan Bank advances	1,021	471	3,985	1,516	1,192
Short-term borrowings and repurchase agreements	380	85	765	747	177
Subordinated debentures issued to capital trust	260	189	953	949	252
Subordinated notes	1,024	1,024	4,097	4,098	1,024
	11,584	7,264	37,757	27,905	9,997

Net Interest Income	44,556	39,273	168,192	155,156	42,985
Provision for Loan Losses	1,950	1,950	7,150	9,100	1,300
Net Interest Income After Provision for Loan Losses	42,606	37,323	161,042	146,056	41,685

Noninterest Income
Commissions	269	190	1,137	1,041	309
Service charges and ATM fees	5,505	5,432	21,695	21,628	5,458
Net gains on loan sales	350	808	1,788	3,150	417
Late charges and fees on loans	382	308	1,622	2,231	466
Gain on sales of securities	—	—	2	—	2
Gain (loss) on derivative interest rate products	(28)	32	25	28	5
Gain on termination of loss sharing agreements	—	—	—	7,705	—
Amortization of income/expense related to business acquisitions	—	—	—	(486)	—
Gain on sale of business units	—	—	7,414	—	7,414
Other income	742	604	2,535	3,230	533
	7,220	7,374	36,218	38,527	14,604

Noninterest Expense
Salaries and employee benefits	15,484	15,539	60,215	60,034	15,162
Net occupancy expense	6,394	6,194	25,628	24,613	6,551
Postage	804	810	3,348	3,461	843
Insurance	672	659	2,674	2,959	682
Advertising	568	654	2,460	2,311	589
Office supplies and printing	258	237	1,047	1,446	255
Telephone	934	799	3,272	3,188	827
Legal, audit and other professional fees	1,050	872	3,423	2,862	875
Expense on foreclosed assets and repossessions	543	1,334	4,919	3,929	498
Partnership tax credit	91	217	575	930	91
Acquired deposit intangible asset amortization	325	412	1,562	1,650	412
Other operating expenses	1,650	1,557	6,187	6,878	1,524
	28,773	29,284	115,310	114,261	28,309

Income Before Income Taxes	21,053	15,413	81,950	70,322	27,980
Provision for Income Taxes	3,765	3,207	14,841	18,758	5,464

Net Income and Net Income Available to Common Shareholders	$17,288	$12,206	$67,109	$51,564	$22,516
Earnings Per Common Share
Basic	$1.22	$0.87	$4.75	$3.67	$1.59
Diluted	$1.21	$0.86	$4.71	$3.64	$1.57

Dividends Declared Per Common Share	$0.32	$0.24	$1.24	$0.94	$0.32

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Net fees included in interest income were $1.0 million and $0.6 million for the three months ended December 31, 2018 and 2017, respectively.  Net fees included in interest income were $3.5 million and $2.9 million for the years ended December 31, 2018 and 2017, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	December 31, 2018(1)	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.23%	$477,064	$6,379	5.31%	$441,726	$5,217	4.69%
Other residential	5.13	777,669	10,514	5.36	745,501	8,593	4.57
Commercial real estate	4.91	1,392,042	17,852	5.09	1,246,065	13,957	4.44
Construction	5.35	610,704	9,192	5.97	510,241	6,197	4.82
Commercial business	5.22	274,874	3,512	5.07	293,668	3,507	4.74
Other loans	6.01	461,730	6,080	5.22	576,211	7,059	4.86
Industrial revenue bonds	4.82	16,133	250	6.15	24,482	390	6.32

Total loans receivable	5.16	4,010,216	53,779	5.32	3,837,894	44,920	4.64

Investment securities	3.36	235,885	1,809	3.04	194,570	1,239	2.53
Other interest-earning assets	2.50	99,437	552	2.20	118,055	378	1.27

Total interest-earning assets	5.00	4,345,538	56,140	5.13	4,150,519	46,537	4.45
Non-interest-earning assets:
Cash and cash equivalents		94,584			104,465
Other non-earning assets		173,490			201,793
Total assets		$4,613,612			$4,456,777

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.48	$1,485,174	1,715	0.46	$1,567,416	1,281	0.32
Time deposits	1.98	1,507,287	7,184	1.89	1,379,022	4,214	1.21
Total deposits	1.25	2,992,461	8,899	1.18	2,946,438	5,495	0.74
Short-term borrowings and repurchase agreements	1.66	161,691	380	0.93	127,798	85	0.26
Subordinated debentures issued to capital trust	4.14	25,774	260	4.00	25,774	189	2.91
Subordinated notes	5.55	73,829	1,024	5.50	73,670	1,024	5.51
FHLB advances	0.00	164,924	1,021	2.46	138,516	471	1.35

Total interest-bearing liabilities	1.40	3,418,679	11,584	1.34	3,312,196	7,264	0.87
Non-interest-bearing liabilities:
Demand deposits		652,621			648,788
Other liabilities		24,056			24,782
Total liabilities		4,095,356			3,985,766
Stockholders’ equity		518,256			471,011
Total liabilities and stockholders’ equity		$4,613,612			$4,456,777

Net interest income:
Interest rate spread	3.60%		$44,556	3.79%		$39,273	3.58%
Net interest margin*				4.07%			3.75%
Average interest-earning assets to average interest-bearing liabilities		127.1%			125.3%
______________
*Defined as the Company’s net interest income divided by average total interest-earning assets.
(1)
The yield on loans at December 31, 2018, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended December 31, 2018.

	December 31, 2018(1)	Year Ended December 31, 2018			Year Ended December 31, 2017
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.23%	$449,917	$22,924	5.10%	$459,227	$22,102	4.81%
Other residential	5.13	761,115	38,863	5.11	706,217	31,970	4.53
Commercial real estate	4.91	1,325,398	64,605	4.87	1,240,017	54,911	4.43
Construction	5.35	569,570	31,198	5.48	454,907	21,099	4.64
Commercial business	5.22	285,125	14,104	4.95	295,379	14,666	4.97
Other loans	6.01	499,131	25,250	5.06	632,968	30,356	4.80
Industrial revenue bonds	4.82	20,563	1,282	6.23	25,845	1,550	6.00

Total loans receivable	5.16	3,910,819	198,226	5.07	3,814,560	176,654	4.63

Investment securities	3.36	201,330	5,835	2.90	207,803	5,195	2.50
Other interest-earning assets	2.50	104,220	1,888	1.81	121,604	1,212	1.00

Total interest-earning assets	5.00	4,216,369	205,949	4.88	4,143,967	183,061	4.42
Non-interest-earning assets:
Cash and cash equivalents		97,796			103,505
Other non-earning assets		189,161			212,724
Total assets		$4,503,326			$4,460,196

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.48	$1,532,368	5,982	0.39	$1,555,375	4,698	0.30
Time deposits	1.98	1,375,508	21,975	1.60	1,414,189	15,897	1.12
Total deposits	1.25	2,907,876	27,957	0.96	2,969,564	20,595	0.69
Short-term borrowings and repurchase agreements	1.66	136,264	765	0.56	186,364	747	0.40
Subordinated debentures issued to capital trust	4.14	25,774	953	3.70	25,774	949	3.68
Subordinated notes	5.55	73,772	4,097	5.55	73,613	4,098	5.57
FHLB advances	0.00	190,245	3,985	2.09	93,524	1,516	1.62

Total interest-bearing liabilities	1.40	3,333,931	37,757	1.13	3,348,839	27,905	0.83
Non-interest-bearing liabilities:
Demand deposits		649,357			629,015
Other liabilities		21,530			26,638
Total liabilities		4,004,818			4,004,492
Stockholders’ equity		498,508			455,704
Total liabilities and stockholders’ equity		$4,503,326			$4,460,196

Net interest income:
Interest rate spread	3.60%		$168,192	3.75%		$155,156	3.59%
Net interest margin*				3.99%			3.74%
Average interest-earning assets to average interest-bearing liabilities		126.5%			123.7%
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*Defined as the Company’s net interest income divided by average total interest-earning assets.
(1)
The yield on loans at December 31, 2018, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the year ended December 31, 2018.

NON-GAAP FINANCIAL MEASURES
This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include core net interest income, core net interest margin and the tangible common equity to tangible assets ratio.
We calculate core net interest income and core net interest margin by subtracting the impact of adjustments regarding changes in expected cash flows related to pools of loans we acquired through FDIC-assisted transactions from reported net interest income and net interest margin. Management believes that core net interest income and core net interest margin are useful in assessing the Company’s core performance and trends, in light of the fluctuations that can occur related to updated estimates of the fair values of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions.
In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets.  Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength.  Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers.  In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.
These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation:  Core Net Interest Income and Core Net Interest Margin

	Three Months Ended				Year Ended
	December 31,				December 31,
	2018		2017		2018		2017
	(Dollars in thousands)				(Dollars in thousands)

Reported net interest income / margin	$44,556	4.07%	$39,273	3.75%	$168,192	3.99%	$155,156	3.74%
Less: Impact of loss share adjustments	1,482	0.14	776	0.07	5,134	0.12	5,014	0.12
Core net interest income / margin	$43,074	3.93%	$38,497	3.68%	$163,058	3.87%	$150,142	3.62%

Non-GAAP Reconciliation:  Ratio of Tangible Common Equity to Tangible Assets

	December 31,	December 31,
	2018	2017
	(Dollars in thousands)

Common equity at period end	$531,977	$471,662
Less: Intangible assets at period end	9,288	10,850
Tangible common equity at period end (a)	$522,689	$460,812

Total assets at period end	$4,676,200	$4,414,521
Less: Intangible assets at period end	9,288	10,850
Tangible assets at period end (b)	$4,666,912	$4,403,671

Tangible common equity to tangible assets (a) / (b)	11.20%	10.46%